EXHIBIT 23.3  CONSENT OF MOEN AND COMPANY LLP

To the Board of Directors of
Greater China Media and Entertainment Corp.
10th Floor, Building A, Tongyongguoji Center
No. 3 Jianguomenwai Road,
Chaoyang District, Beijing, China 100101

Gentlemen:

We have issued our report dated December 22, 2005 accompanying the audited consolidated balance sheet of Greater China Media and Entertainment Corp. (formerly AGA Resources, Inc.) as of September 30, 2005, and the related statements of income, retained earnings (deficit), cash flows and changes in shareholder’s equity for the period from the date of inception on December 15, 2004 to September 30, 2005. Such financial statements are incorporated by reference herein. We consent to such incorporation by reference in the Registration Statement as well as the incorporation of the aforementioned report, and the reference to our firm under the heading “Experts”.

Sincerely,

Moen and Company LLP

Date: July 10, 2007	By:	/s/ Moen and Company LLP
Vancouver, British Columbia, Canada